Exhibit 99.1

For Immediate Release

IRIDEX Announces Preliminary Revenues for 2015 Second Quarter

MOUNTAIN VIEW, Calif., July 16, 2015 -- IRIDEX Corporation (Nasdaq:IRIX) today reported preliminary revenues of approximately $9.0 to $9.1 million and $19.8 to $19.9 million for the second quarter and first six months 2015, respectively.  The Company had provided revenue guidance of $10.7 to $11.1 million for the 2015 second quarter.

CEO William M. Moore said, "The revenue shortfall was not caused by a change in demand for the company’s products, as demand remained strong during the second quarter, both for capital equipment and our consumable product categories.  Instead, we experienced production difficulties as we ramped up production for certain legacy and new product offerings.  When these production difficulties began manifesting as quality issues, including increased instances of out-of-box failures, we made the decision to reduce shipments, particularly to international distributors until we are confident that we have resolved the production challenges.  We have invested in additional quality and engineering resources and have incorporated new processes designed to ensure the level of quality that has been associated with IRIDEX for more than two decades.  We anticipate that corrective actions will be in place and the supply chain issues will be solved by the end of the summer.”

2015 Revenue Outlook

Based on the supply chain matters and impacts noted above, the Company will provide revised outlook and guidance on revenue, gross margins and operating expenses when it reports its full results in early August.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the Company’s preliminary and anticipated revenues, demand for Company products, the markets in which the Company operates, trends in treatment and product usage, product plans and future product releases, the Company’s strategic plans and objectives, future capital investments, including the planned changes to the Company’s supply chain and processes described in this announcement, and the timing of future statements concerning outlook and guidance on revenue, gross margins and operating expenses. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Contact:	Investor Relations Contact:
Jim Mackaness	Matt Clawson
CFO & COO	Pure Communications, Inc.
650-940-4700	949-370-8500
matt@purecommunicationsinc.com